Exhibit 99.1

NEWS RELEASE

QuantumSphere Announces Joint Development Agreement with Casale, S.A.

Companies Plan to Develop and Commercialize
High-Value Industrial Chemical Production Technologies

SANTA ANA, Calif. – May 27, 2015 – QuantumSphere, Inc. (QSI) (OTCBB: QSIM), a leader in nanoscale catalyst technologies providing production efficiencies to multi-billion dollar industrial chemical processes, today announced that it has entered into a multi-year Joint Development Agreement with Swiss-based Casale, S.A. (Casale). Casale is a global leader in production technologies for ammonia, urea, melamine, methanol, syngas, nitrates and phosphates. Casale’s reactor production technologies are utilized in approximately 38 percent of global ammonia production and 39 percent of global methanol production.

Casale and QSI have agreed to collaborate on commercial technologies for ammonia, methanol, and other industrial chemicals, which collectively account for several hundred billion USD of production annually. Casale also agreed to utilize QSI as its exclusive provider of nanocatalysts for its chemical synthesis processes during the term of the agreement due to QSI’s demonstrated increase in catalytic activity and patented high-volume manufacturing process.

The first objective of the Joint Development Agreement is to validate and optimize QSI-Nano catalysts with Casale production reactor technologies. Following a successful validation phase, the second objective is to enter into a long-term agreement with Casale for the joint global distribution and sale of QSI-Nano catalysts with Casale reactor technologies to chemical plant owners and operators.

“Casale is a world-class partner. We look forward to working closely with their team to validate and optimize QSI-Nano catalysts along with Casale’s new process technologies for ammonia, methanol, and other chemicals and then jointly sell these products,” said Kevin Maloney, QSI’s President and CEO. “The Joint Development Agreement with Casale follows the recent commercial validation of our FeNIXTM nano iron catalyst by a leading Chinese industrial chemicals partner, which opens up a large array of opportunities.”

Federico Zardi, COO of Casale, said, “We are extremely pleased to be working with QSI, a proven leader in nanoscale technology. We have entered into this Joint Development Agreement based on the very promising potential market opportunity of QSI-Nano catalysts combined with Casale’s leading process technologies for the benefit of our customers around the world. We look forward to a mutually beneficial and long-term commercial relationship.”

QuantumSphere Public Trading Update

QSI is also pleased to report that effective May 8, 2015 it became eligible for full service at the Depository Trust Company (DTC). QSI common stock is listed for trading on the Over-The-Counter Bulletin Board under the ticker symbol QSIM.

Background

Nearly $100 billion USD worth of ammonia is produced annually, consuming 1-2 percent of the world’s energy supply. More than 80 percent of ammonia output is used as agricultural fertilizer for global food production, supplying 50 percent of all protein consumed by humans.

Methanol is used in the production of paint, adhesives, and fuels and is an important precursor to a variety of industrial chemicals. The global methanol industry is an approximately $50 billion USD annual market.

Nanocatalysts are nanoscale materials (typically under 100 nanometers in size) that have been subjected to nanoscale structural modification in order to enhance their catalytic activity by increasing the active surface area, resulting in unique physical properties with superior performance.

About QuantumSphere, Inc. (QSI)

Founded in 2002, QSI develops, manufactures, and distributes highly engineered catalytic solutions and end-use products for large industrial chemicals applications. QSI’s advanced catalysts have superior properties including their spherical shape, controlled oxide layer, and very large surface area. This can translate into greater efficiency in the generation, storage, and use of energy. QSI is a platform technology and products company, with the products made possible through its patented, automated, and ISO-compliant manufacturing process combined with more than a decade of research with industry leading customers and commercial development partners around the globe. QSI common stock is listed for quotation on the Over-the-Counter Bulletin Board (OTCBB) under the ticker symbol QSIM. For more information, please visit www.qsinano.com.

About Casale, S.A.

Casale is a privately owned Swiss Company, wholly owned by Casale Holding, with headquarters in Lugano (Switzerland). The origins of today’s Casale are deeply rooted in the pioneering age when the ammonia industry was created. Ammonia Casale, the original company, was established in Lugano (Switzerland) in 1921 with the purpose to license the ammonia process newly developed by its founder Luigi Casale. His flair of innovation has been preserved and continuously nurtured over the decades-long history of his Company and still deeply permeates the culture of today’s Casale. Drawing upon its creativity and thanks to significant investment in the development of core technologies and know-how, Casale is a global leader in production technologies for Ammonia, Urea, Melamine, Methanol, Syngas, Nitrates and Phosphates. For more information, please visit www.casale.ch.

Media Contacts
Wendy Tanaka	Holly Baird
Sitrick And Company	Sitrick And Company
wtanaka@sitrick.com	Holly_Baird@sitrick.com
415-369-8447	310-788-2850

Safe Harbor Statement

All statements included or incorporated by reference in this News Release, other than statements or characterizations of historical fact, are “forward-looking statements.” Examples of forward-looking statements include, but are not limited to, statements concerning projected sales, costs, expenses and gross margins; our accounting estimates, assumptions and judgments; the prospective demand for our products; the projected growth in our industry; the competitive nature of and anticipated growth in our industry; and our prospective needs for, and the availability of, additional capital. These forward-looking statements are based on our current expectations, estimates, approximations and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by such words as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions and variations or negatives of these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are set forth in the “Risk Factors” section of our Transition Report on Form 10-KT filed on September 26, 2014, as updated through our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 filed on November 14, 2014, our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014 filed on February 17, 2015, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed on May 14, 2015 which could cause our financial results, including our net income or loss or growth in net income or loss to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially. These forward-looking statements speak only as of the date of this News Release. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.